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                                             OMB APPROVAL

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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                              SCHEDULE 13G

               Under the Securities Exchange Act of 1934
                            (Amendment No. 1)


                     Geerlings & Wade Inc.
                         (Name of Issuer)

                              Common Stock

------------------------------------------------------------------

                    (Title of Class of Securities)

                           368473104
                         (CUSIP Number)


Check the following box if a fee is being paid with the statement
/ /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1746 (2-92)

SCHEDULE 13G

CUSIP No. 368473104                          Page 2 of 8 Pages

------------------------------------------------------------------
1  NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

Palo Alto Investors
IRS No.:  94-3088699
------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*(a)/X/  (b)/
/
------------------------------------------------------------------
3  SEC USE ONLY
------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

     California
------------------------------------------------------------------
       NUMBER OF         5    SOLE VOTING POWER
        SHARES                -0-
     BENEFICIALLY        -----------------------------------------
      OWNED BY           6    SHARED VOTING POWER
        EACH                  362,700
      REPORTING          -----------------------------------------
       PERSON            7    SOLE DISPOSITIVE POWER
        WITH                  -0-
                         -----------------------------------------
                         8    SHARED DISPOSITIVE POWER
                              362,700
------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     362,700
------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*
                                                            / /
------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     9.6%
------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     IA
------------------------------------------------------------------
                         *SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP No. 368473104                          Page 3 of 8 Pages

------------------------------------------------------------------
1  NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

William Leland Edwards
------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*(a)/X/  (b)/
/
------------------------------------------------------------------
3  SEC USE ONLY
------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
------------------------------------------------------------------
       NUMBER OF         5    SOLE VOTING POWER
        SHARES                -0-
     BENEFICIALLY        -----------------------------------------
      OWNED BY           6    SHARED VOTING POWER
        EACH                  362,700
      REPORTING          -----------------------------------------
       PERSON            7    SOLE DISPOSITIVE POWER
        WITH                  -0-
                         -----------------------------------------
                         8    SHARED DISPOSITIVE POWER
                              362,700
------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     362,700
------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*
                                                            / /
------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     9.6%
------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     IA
------------------------------------------------------------------
                         *SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP No. 368473104                               Page 4 of 8 Pages

ITEM 1.

     (a)  The name of the issuer is Geerlings & Wade Inc.
("Geerlings").

     (b) The principal executive office of Geerlings is located at 960 Turnpike Street, Canton, MA 02021.


ITEM 2.

     (a)  The names of the persons filing this statement are Palo
Alto Investors ("PAI") and William Leland Edwards ("Edwards").

     (b) The principal business office of PAI and Edwards is located at 431 Florence Street, Suite 200, Palo Alto, CA 94301.

     (c) PAI is a California corporation. Edwards is a citizen of the United States of America.

     (d) This statement relates to shares of Common Stock of Geerlings (the "Stock").

     (e)  The CUSIP number of the Stock is 368473104.

                                   SCHEDULE 13G

CUSIP No. 368473104                               Page 5 of 8 Pages

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR
13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (a)  /  /  Broker or Dealer registered under Section 15 of the
Act.

     (b)  /  /  Bank as defined in section 3(a)(6) of the Act.

     (c) / / Insurance Company as defined in section 3(a)(19) of the Act.

     (d) / / Investment Company registered under section 8 of the Investment Company Act.

     (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940.

     (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income
Security Act of 1974 or Endowment Fund; see section 240.13d-
1(b)(1)(ii)(F).

     (g) / / Parent Holding Company, in accordance with section 240.13d-1(b)(1)(ii)(F)

     (h)  /XX/  Group, in accordance with section 240.13d-
1(b)(1)(ii)(H)

ITEM 4.  OWNERSHIP.

     (a) PAI and Edwards beneficially own 362,700 shares of the Stock.

     (b) PAI and Edwards beneficially own 9.6% of the Stock outstanding.

     (c) (i) PAI and Edwards have the sole power to vote or to direct the vote of 0 shares of the Stock.

           (ii) PAI and Edwards have the shared power to vote or to direct the vote of 362,700 shares of the Stock.

           (iii) PAI and Edwards have the sole power to dispose or to direct the disposition of 0 shares of the Stock.

           (iv) PAI and Edwards have the shared power to dispose or to direct the disposition of 362,700 shares of the Stock.

                              SCHEDULE 13G

CUSIP No. 368473104                                    Page 6 of 8
Pages


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

Instruction: Dissolution of a group requires a response to this item.

                                   SCHEDULE 13G

CUSIP No. 368473104                          Page 7 of 8 Pages

ITEM. 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
PERSON

PAI is a registered investment adviser whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Stock.

                              SCHEDULE 13G

CUSIP No. 368473104                                         Page 8
of 8 Pages


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
COMPANY

Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

PAI is an investment adviser registered under section 203 of the Investment Advisers Act of 1940. Edwards is the controlling shareholder of PAI.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.  CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURES

     After reasonable inquiry and to the best of my knowledge, I certify that the information set forth in this amended statement is true, complete and correct.

DATED:     February 13, 1998

Palo Alto Investors


By:  /s/ William L. Edwards
     William L. Edwards, President



/s/ William L. Edwards
William L. Edwards